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                                                                     EXHIBIT 2.8


                       AMENDMENT NO. 1 TO CONTRACT OF SALE


         This Amendment No. 1 to Contract of Sale (this "Amendment"), dated as of October 3, 2003, is by and among Glenn Donnelly, Boundless Motor Sports Racing, Inc., a Colorado corporation ("Parent"), and Boundless Track Operations, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("Purchaser"). The above persons and entities are sometimes each referred to herein as a "Party" and collectively, as the "Parties".

                                    RECITALS

         A. The Parties are parties to that certain Contract of Sale, dated as of August 13, 2003 (the "Agreement"). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

         B. The Parties desire to amend the Agreement to the extent provided below.

         C. NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   AGREEMENTS

         1. The second "WHEREAS" clause under the General Heading "WITNESSETH" in the Agreement is hereby deleted in its entirety.

         2. Section 1.2(a) of the Agreement is hereby amended to read in its entirety as follows:

                           "(a) PURCHASE PRICE. The total purchase price for the
                  Property shall be $4,300,000 (the "Purchase Price"), which Purchase Price shall be payable as follows: (i) $2,150,000 shall be payable by check at the Closing (the "Cash Consideration"); and (ii) the remaining $2,150,000 shall be payable by the delivery to Seller by Purchaser of 716,667 shares (the "Shares") of the common stock, par value $0.0001 per share, of Parent (the "Parent Stock"); it being agreed and understood that on or prior to October ___, 2003, Parent will instruct its transfer agent to deliver to Seller a certificate evidencing the Shares. The Parties agree that the issuance and delivery of the Shares, as provided in the preceding sentence, is non-refundable."

         3. The Parties agree that neither the execution and delivery of this Amendment nor the issuance and delivery of the Shares as provided for in Item 1 above: (i) will in any way be considered a transfer or partial transfer of the Property to Parent and/or Purchaser; (ii) will result in Parent and/or Purchaser receiving an equitable ownership interests in the Property; and (iii) will not be considered a pre-closing of the transactions contemplated by the Agreement.


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         4. Section 6.1, subpart (c) of the Agreement is hereby deleted in its entirety.

         5. Section 6.2, subpart (e) of the Agreement is hereby deleted in its entirety.

         6. The "October 31, 2004" date set forth in Section 7.1 of the Agreement is hereby changed to "March 31, 2004".

         7. Section 7.4(b) subpart (i) is hereby amended to read in its entirety as follows:

                  "(i) the Cash Consideration;"

                                  MISCELLANEOUS

         1. Except as modified and amended hereby, the Agreement is and shall remain in force and effect in accordance with its terms.

         2. This Amendment may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

         3. This Amendment shall be governed by and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         EXECUTED as of the date first above written.



                                       -----------------------------------------
                                             Glenn Donnelly



                                       BOUNDLESS MOTOR SPORTS RACING, INC.


                                       By:
                                          --------------------------------------
                                             Les Wulf, President


                                       BOUNDLESS TRACK OPERATIONS, INC.


                                       By:
                                          --------------------------------------
                                             Les Wulf, President



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